Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-369-5200

Heritage Oaks Bancorp Reports Third Quarter Profits
Sets Aside $3.2 Million into Allowance for Loan Loss Provision
Remains Well Capitalized

Paso Robles, CA - October 17, 2008 - Heritage Oaks Bancorp (NASDAQ: HEOP), the parent company of Heritage Oaks Bank, today reported that following a $3.2 million provision for loan losses, it earned $534,000, or $0.07 per diluted share for the third quarter of 2008, compared to $1.6 million, or $0.23 per diluted share, in the third quarter a year ago. For the first nine months of 2008, net income was $2.9 million, or $0.37 per diluted share, compared to $4.9 million, or $0.70 per diluted share, in the first nine months of 2007. Earnings per share was impacted by the October 2007 acquisition of Business First National Bank of Santa Barbara, in which Heritage Oaks Bank issued 850,213 shares, resulting in an 12% increase in the number of average diluted shares outstanding compared to the third quarter of 2007.

“Our core business remains sound as is evidenced by our improving efficiency ratio,” stated Lawrence P. Ward, President and CEO. “Although our increased provision for loan losses put a drag on earnings, our strong operating results allowed us to take a large provision while still remaining profitable. We will continue to move away from balance sheet growth and focus on asset quality and capital preservation, as we work through these credit quality issues.”

“Principally due to the diversity of the various industries within the Company’s footprint, our market area, while not unaffected by economic fluctuations, specifically those related to real estate valuations, has historically experienced less volatility in economic activity when compared to many other areas of California,” added Ward. “The economy in our primary markets of San Luis Obispo and Santa Barbara Counties have not been immune to the negative impacts as reflected in both national and state economies, however, the premium wine industry coupled with pristine coastal communities and lakes for water sports promote vibrant tourism that has developed substantially over the past decade and has helped sustain our local economy,” Ward added.

Third Quarter 2008 Highlights:
• Net income was $534,000, or $0.07 per diluted share.
• Net interest income increased 30% to $9.5 million compared to the third quarter a year ago.
• Net interest margin was 5.18%.
• Added $3.2 million to the Allowance for Loan and Lease Losses (ALLL).
• Remains well capitalized with total Risk-Based capital of 10.92%.

Asset Quality
“We will continue to maintain diligent oversight of the loan portfolio in an effort to identify problem credits. Additionally, we formed a special assets division in March, to oversee all problem credits,” said Ward. Based on the current economic outlook, the bank believes it has taken a very aggressive position with respect to the adequacy of the allowance for loan loss. “The large provision during the second and third quarter was partly based on identified potential problem credits which have been accounted for as of September 30, 2008, as well as our desire to build our reserve based on these very uncertain economic times,” said Ward.

Non-performing assets increased to $22.6 million, or 2.87% of total assets at September 30, 2008, compared to $13.7 million, or 1.71% of total assets, at the end of the previous quarter. Heritage Oaks recorded a $3.2 million provision for loan losses in the third quarter of 2008, compared to a $2.8 million provision for loan losses in the previous quarter. For the first nine months of the year it added $6.2 million to its provision for loan losses compared to only $520,000 in the first nine months of 2007. The loan loss reserve now represents 1.55% of total loans outstanding, up from 1.23% at the end of the second quarter of 2008.

During the second quarter of 2008, the bank moved one credit of just under $200,000 into OREO. The foreclosed property had previously been accounted for as a non performing loan and had been written down to its fair market value where it remained as of September 30, 2008. No additional charge off was required at the time the property was moved into OREO. Heritage Oaks is currently marketing this property and there has been some activity at the listed price with interested parties.

Loans on non-accrual status totaled $22.4 million at September 30, 2008 compared to $13.4 million at June 30, 2008. All loans on non-accrual are either carried at fair value or have a specific valuation allowance. As of September 30, 2008, non-accruing loans consist of the following (all amounts are approximate):

$13.2 million (update to loans previously reported at June 30, 2008):
•      Nine loans totaling $10.2 million to three borrowers all representing single family spec construction loans located in various coastal communities along the Central Coast. During the third quarter, approximately $717,000 was charged off on two of these loans to reflect an updated value analysis. Most of these projects are near completion and there has been some activity in regard to market interest on certain of the properties.
•      Five loans totaling $2.3 million secured by commercial real estate and single family residences. The borrowers continue to work with management on these loans.
•   Seven loans totaling $658,000 to four borrowers that are collateralized by various business assets and personal collateral. During the third quarter, one loan in the amount of $12,000 was charged off with a net loss of $6,000. Principal reductions of $30,000 were received on the remaining seven loans. The borrowers continue to work with management on these loans.

$9.2 million (loans added to non-accrual during 3Q08):
•      Seven loans totaling $854,000 to three borrowers that are collateralized by various business assets and personal collateral. One loan contains an SBA guarantee of $265,000 and management is carrying a valuation allowance of approximately $552 thousand on the remaining credits in this group. The SBA guaranteed loan is in the process of liquidation and the remaining loans are in the process of collection.
•      Three loans totaling $8.4 million to two borrowers that are secured by real estate were added to non-accrual during September 2008. One loan for $2.5 million is secured by property located in a coastal community of the Central Coast and is being carried at the analyzed fair value. The remaining two loans are secured by numerous commercial and farm properties within the bank’s primary market area. At this time, the bank has created a valuation allowance of approximately $1.8 million pending completion of our analysis of the entire relationship and receipt of current property values.

“We are consistently monitoring our credit quality, and have implemented additional precautionary actions that include pro-actively identifying credit weaknesses early in the collection cycle, increasing the oversight frequency of watch list credits and devoting additional internal resources to monitoring those credits,” added Ward.

The allowance for loan loss was $10.4 million, or 1.55% of total loans outstanding at September 30, 2008, compared to $8.1 million, or 1.23% of total loans outstanding at June 30, 2008. The provision for loan losses during the third quarter of 2008 was $3.2 million. During the third quarter 2008, the bank charged off a total of $1.0 million and recognized total recoveries in the amount of $55,000. Of the total dollars charged off during the third quarter of 2008, Heritage Oaks charged off several C&I loans in the amount of just under $316,000. The balance of the losses, approximately $717,000, was the result of updated value analysis on spec construction loans that were on non-accrual status.

Heritage Oaks Bank has no direct exposure to sub-prime mortgage lending and minimal exposure for speculative construction for single family residences that has not already been identified as non-performing.

Capital Position
Heritage Oaks has over $69.6 million in Tier I capital and $78.6 million in Total Risk Based capital and remains “well capitalized” by regulatory standards with a Risk Adjusted capital ratio of 10.92% and a Tier One capital ratio of 9.67%. Heritage Oaks owns neither Fannie Mae nor Freddie Mac common or preferred stock.

Shareholders’ equity increased 32% to $71.0 million at September 30, 2008, compared to $53.9 million a year ago, as a result of the acquisition of Business First. Book value per share was $9.20 at September 30, 2008, compared to $7.93 per share a year earlier and tangible book value per share was $7.35 at September 30, 2008, compared to $7.07 a year earlier.

Balance Sheet
“We continue to see good loan demand in our markets. While we are still making new loans, we remain very selective in the types of loans we choose to originate,” Ward said. “Our underwriting criteria remains very conservative and we are requiring borrowers to inject more capital into projects. Earlier this year, we chose not to originate single family speculative construction loans and have no plans to lend in this segment in the near future.”

Net loans grew 1% over the prior quarter and 40% year-over year. Net loans were $654 million at September 30, 2008, compared to $650 million at June 30, 2008 and $469 million at September 30, 2007, with the Business First acquisition accounting for approximately 93% of total net loan growth on a year over year basis. The loans added from Business First are primarily real estate loans, all of which have undergone a thorough due diligence by Heritage Oak’s internal credit department. During the third quarter of 2008, $221 thousand of loans acquired from Business First were charged off, which represents 0.03% of total assets.

“The decrease in deposits on a linked quarter basis is largely due to disintermediation of funds into our CDARS program,” said Ward. “With recent uncertainty caused by an increase in bank failures, customers are more aware of FDIC insurance levels and in addition to the use of programs like CDARS, have been re-deploying deposits to ensure FDIC coverage. While this has created some funds to leave the bank, there is an increase in new money, as well. We are, however, noticing lower balances kept in most account types. We anticipate that this situation could experience a positive change with the very recently announced FDIC unlimited deposit account coverage on Demand Deposit Accounts and the increase from $100,000 to $250,000 for all types of accounts. ” CDARS is an acronym for the Certificate of Deposit Account Registry Service, which enables depositors to have larger insured deposits above the FDIC stated maximums.

Total deposits were $589 million at September 30, 2008, compared to $635 million at June 30, 2008, and $496 million a year ago. The Business First acquisition accounted for 66% of total deposit growth on a year over year basis. Although core deposits were down $37 million on a linked quarter basis, they represent 72% of total deposits. Time deposits of $100,000 or more decreased on a linked quarter basis due to $10.0 million in brokered CDs maturing that were not replaced.

The Bank continues to concentrate on efforts to increase core deposits in order to rely less on secondary funding sources, but has chosen not to engage in irrational deposit pricing in an effort to not only maintain the net interest margin, but also to build a deposit base based on customer relationship. The Bank has in place alternative funding sources in the form of Federal Home Loan Bank (the “FHLB”) borrowing availability and brokered MM and CD funds. At September 30, 2008, these available sources accounted for approximately $73 million and $59 million with the FHLB and brokered MM funding, respectively. In addition, the Bank has access to brokered CDs with an internal policy limitation of 10% of total assets.

Net Interest Margin
The net interest margin was 5.18% for the third quarter, compared to 5.28% during the preceding quarter and 5.44% for the third quarter a year ago. Year-to-date, the net interest margin was 5.26%, compared to 5.53% for the first nine months of 2007. “Although our margin came under pressure again this quarter, we consistently manage to maintain our margin above peer levels due to the strength in our strong core deposit base,” said Ward. “We are actively working to manage the balance sheet in the context of current capital and funding capabilities. We continue to focus on quality loans and core deposits, which has effectively kept our margin in the 5% range, despite the rapidly changing interest rate environment.”

Operating Results
Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, were $11.0 million in the third quarter, compared to $11.3 million in the second quarter of 2008 and $8.6 million in the third quarter of 2007. For the first nine months of the year total revenues increased 29% to $32.9 million, compared to $25.6 million in the first nine months of 2007. Net interest income was $9.5 million in the third quarter compared to $9.6 million in the previous quarter and $7.3 million in the third quarter a year ago. Year-to-date, net interest income increased 31% to $28.2 million compared to $21.6 million in the first nine months of 2007. Interest and fees on loans increased 17% for the third quarter compared to the third quarter a year ago but were unchanged from the previous quarter while interest expense decreased 15% for the third quarter compared to the third quarter a year ago, and increased 0.9% from the previous quarter.

Noninterest income was $1.5 million for the third quarter compared to $1.8 million in the previous quarter and $1.3 million in the third quarter a year ago. Second quarter noninterest income included Visa IPO income of $275,000. For the first nine months of 2008, noninterest income increased 20% to $4.7 million compared to $3.9 million in the first nine months of 2007. The increase year-over-year was largely a result of the increase in service charges on deposit accounts, which rose 36% for the quarter and 28% year-to-date, compared to the respective periods last year.

Non interest expense decreased in the third quarter of 2008 compared to the preceding quarter, largely due to decreases in salaries that are the result of implementation of efficiency projects within back office functions and in part due to the elimination of a position on the executive team, which took place during the second quarter. Total non-interest expense was $7.1 million for the third quarter compared to $7.5 million in the previous quarter and $5.8 million in the third quarter a year ago. Year-to-date, total non-interest expense was $22.2 million compared to $17.0 million during the same period a year earlier. A majority of the increase year-to-date was related to the Business First acquisition.

Performance Measures
At September 30, 2008, the acquisition of Business First accounts for the addition of $100 million in assets along with $13.8 million in equity over that which was reported at September 30, 2007. These factors along with the significant loan loss provisions in 2008 resulted in a return on average equity of 2.94% for the third quarter compared to 12.09% in the third quarter a year ago, and 5.41% for the first nine months of the year, compared to 12.68% in the first nine months of 2007. The return on average assets was 0.27% in the third quarter of 2008 compared to 1.12% in the third quarter of 2007. Year-to-date, return on average assets was 0.50%, compared to 1.16% for the first nine months of 2007. “Performance measures have been negatively impacted by the need to focus on asset quality and the preservation of capital in this unprecedented economic time,” Ward stated.

Operating expenses in the third quarter improved to 3.59% of average assets, compared to 3.81% in the preceding quarter and 3.97% in the third quarter a year ago. The efficiency ratio improved to 64.40% in the third quarter of 2008 compared to 66.31% in the previous quarter and 66.89% in the third quarter a year ago. For the first nine months of the year the efficiency ratio was 67.55% compared to 66.67% in the first nine months of 2007. The efficiency ratio measures operating expenses as a percent of revenues.

About the Company
Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(dollars in thousands except share data)

	(unaudited)	(unaudited)	(unaudited)	Percentage Change Vs.
	9/30/2008	6/30/2008	9/30/2007	6/30/2008	9/30/2007
Assets
Cash and due from banks	$18,914	$27,346	$20,316	-30.8%	-6.9%
Federal funds sold	8,835	15,660	14,260	-43.6%	-38.0%
Total cash and cash equivalents	27,749	43,006	34,576	-35.5%	-19.7%

Interest bearing deposits with other banks	119	131	1,718	-9.2%	-93.1%
Securities available for sale	52,634	57,064	34,854	-7.8%	51.0%
Federal Home Loan Bank Stock, at cost	5,006	5,401	2,171	-7.3%	130.6%
Loans held for sale	2,955	1,246	902	137.2%	227.6%
Loans, net (1)	654,403	649,928	468,966	0.7%	39.5%
Property, premises and equipment	6,769	6,524	5,017	3.8%	34.9%
Bank owned life insurance	10,631	10,527	9,716	1.0%	9.4%
Deferred tax assets	7,085	5,799	4,964	22.2%	42.7%
Goodwill	11,541	11,541	4,865	0.0%	137.2%
Core deposit intangible	3,906	4,121	883	-5.2%	342.4%
Other real estate owned	197	197	-	-	-
Other assets	4,940	4,600	4,058	7.4%	21.7%
Total assets	$787,935	$800,085	$572,690	-1.5%	37.6%

Liabilities
Deposits
Non-interest bearing demand	$155,267	$168,589	$130,221	-7.9%	19.2%
Savings, NOW, and money market	269,744	293,799	215,576	-8.2%	25.1%
Time deposits of $100K or more	75,657	79,756	50,666	-5.1%	49.3%
Time deposits under $100K	88,583	92,374	99,847	-4.1%	-11.3%
Total deposits	589,251	634,518	496,310	-7.1%	18.7%
Short term FHLB borrowing	96,500	71,500	-	35.0%	-
Long term FHLB borrowing	10,000	-	-	-	-
Securities sold under agreements to repurchase	1,235	2,718	1,464	-54.6%	-15.6%
Junior subordinated debentures	13,403	13,403	13,403	-	-
Other liabilities	6,592	7,074	7,663	-6.8%	-14.0%
Total liabilities	716,981	729,213	518,840	-1.7%	38.2%
Stockholders' equity
Common stock, no par value; 20,000,000
shares authorized; issued and outstanding:
7,709,600; 7,709,929 and 6,793,136
September 30, 2008; June 30, 2008;
and September 30, 2007, respectively	48,456	48,456	29,976	0.0%	61.6%
Additional paid in capital	947	839	600	12.9%	57.8%
Retained earnings	22,675	22,140	23,205	2.4%	-2.3%
Accumulated other comprehensive income	(1,124)	(563)	69	99.6%	-1729.0%
Total stockholders' equity	70,954	70,872	53,850	0.1%	31.8%
Total liabilities and stockholders' equity	$787,935	$800,085	$572,690	-1.5%	37.6%

(1) Loans are net of deferred loan fees of $1,647; $1,756; $1,941 and allowance for loan losses of $10,350; $8,128; $4,720 for September 30, 2008, June 30, 2008, and September 30, 2007 respectively.

Heritage Oaks Bancorp
Consolidated Statements of Income
(dollars in thousands except share data)

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended			Percentage Change Vs.
	9/30/2008	6/30/2008	9/30/2007	6/30/2008	9/30/2007
Interest Income
Interest and fees on loans	$11,731	$11,732	$10,058	0.0%	16.6%
Investment securities	786	794	426	-1.0%	84.5%
Federal funds sold and commercial paper	18	45	385	-60.0%	-95.3%
Time certificates of deposit	1	3	1	-66.7%	0.0%
Total interest income	12,536	12,574	10,870	-0.3%	15.3%
Interest Expense
NOW accounts	88	162	55	-45.7%	60.0%
MMDA accounts	773	823	1,216	-6.1%	-36.4%
Savings accounts	25	35	21	-28.6%	19.0%
Time deposits of $100K or more	620	525	610	18.1%	1.6%
Other time deposits	702	674	1,229	4.2%	-42.9%
Other borrowed funds	803	766	411	4.8%	95.4%
Total interest expense	3,011	2,985	3,542	0.9%	-15.0%
Net interest income before provision for loan losses	9,525	9,589	7,328	-0.7%	30.0%
Provision for loan losses	3,200	2,775	210	15.3%	1423.8%
Net interest income after provision for loan losses	6,325	6,814	7,118	-7.2%	-11.1%
Non Interest Income
Service charges on deposit accounts	878	837	645	4.9%	36.1%
Other income	635	882	664	-28.0%	-4.4%
Gain on sale of investment securities	-	37	-	-100.0%	-
Total non-interest income	1,513	1,756	1,309	-13.8%	15.6%
Non-Interest Expense
Salaries and employee benefits	3,651	4,021	3,238	-9.2%	12.8%
Occupancy and equipment	1,076	1,129	830	-4.7%	29.6%
Other expenses	2,381	2,348	1,709	1.4%	39.3%
Total non-interest expenses	7,108	7,498	5,777	-5.2%	23.0%
Income before provision for income taxes	730	1,072	2,650	-31.9%	-72.5%
Provision for income taxes	196	381	1,022	-48.6%	-80.8%
Net income	$534	$691	$1,628	-22.7%	-67.2%

Average basic shares outstanding	7,709,600	7,705,174	6,796,286
Average diluted shares outstanding	7,798,321	7,830,390	7,013,070
Basic earnings per share	$0.07	$0.09	$0.24
Fully diluted earnings per share	$0.07	$0.09	$0.23

Heritage Oaks Bancorp
Consolidated Statements of Income
(dollars in thousands except share data)

	(unaudited)	(unaudited)	Percentage Change Vs.
	For the Nine Months Ended
	9/30/2008	9/30/2007	9/30/2007
Interest Income
Interest and fees on loans	$35,554	$30,087	18.2%
Investment securities	2,236	1,324	68.9%
Federal funds sold and commercial paper	130	577	-77.5%
Time certificates of deposit	7	7	0.0%
Total interest income	37,927	31,995	18.5%
Interest Expense
NOW accounts	343	126	172.2%
MMDA accounts	2,878	2,830	1.7%
Savings accounts	191	69	176.8%
Time deposits of $100K or more	1,825	1,120	62.9%
Other time deposits	2,276	3,716	-38.8%
Other borrowed funds	2,180	2,516	-13.4%
Total interest expense	9,693	10,377	-6.6%
Net interest income before provision for loan losses	28,234	21,618	30.6%
Provision for loan losses	6,215	520	1095.2%
Net interest income after provision for loan losses	22,019	21,098	4.4%
Non Interest Income
Service charges on deposit accounts	2,487	1,944	27.9%
Other income	2,184	1,988	9.9%
Gain on sale of investment securities	37	-	-
Total non-interest income	4,708	3,932	19.7%
Non-Interest Expense
Salaries and employee benefits	11,897	9,681	22.9%
Occupancy and equipment	3,344	2,251	48.6%
Other expenses	6,985	5,101	36.9%
Total non-interest expenses	22,226	17,033	30.5%
Income before provision for income taxes	4,501	7,997	-43.7%
Provision for income taxes	1,601	3,058	-47.6%
Net income	$2,900	$4,939	-41.3%

Average basic shares outstanding	7,703,107	6,751,322
Average diluted shares outstanding	7,832,815	7,013,986
Basic earnings per share	$0.38	$0.73
Fully diluted earnings per share	$0.37	$0.70

	For the Quarters Ended			Percentage Change Vs.
LOANS	9/30/2008	6/30/2008	9/30/2007	6/30/2008	9/30/2007
Real Estate Secured
Multi-family residential	$13,997	$14,457	$7,450	-3.2%	87.9%
Residential 1 to 4 family	29,031	26,466	5,788	9.7%	401.6%
Home equity lines of credit	22,247	19,220	8,916	15.7%	149.5%
Commercial	281,269	268,612	228,264	4.7%	23.2%
Farmland	10,630	10,652	12,340	-0.2%	-13.9%
Commercial
Commercial and industrial	151,323	154,456	88,732	-2.0%	70.5%
Agriculture	13,059	12,747	12,675	2.4%	3.0%
Other	662	814	340	-18.7%	94.7%
Construction
Single family residential	12,897	9,708	9,435	32.8%	36.7%
Single family residential - Spec.	17,469	16,565	11,466	5.5%	52.4%
Tract	1,999	2,317	-	-13.7%	-
Multi-family	7,803	9,482	7,867	-17.7%	-0.8%
Hospitality	14,177	21,401	11,254	-33.8%	26.0%
Commercial	25,624	27,565	34,376	-7.0%	-25.5%
Land	55,704	55,555	30,656	0.3%	81.7%
Installment loans to individuals	7,889	7,792	5,580	1.2%	41.4%
All other loans (including overdrafts)	620	2,003	488	-69.0%	27.0%
Total gross loans	$666,400	$659,812	$475,627	1.0%	40.1%
Deferred loan fees	1,647	1,756	1,941	-6.2%	-15.1%
Allowance for loan losses	10,350	8,128	4,720	27.3%	119.3%
Net loans	$654,403	$649,928	$468,966	0.7%	39.5%
Loans held for sale	$2,955	$1,246	$902	137.2%	227.6%

	For the Quarters Ended			For the Nine Months Ended
ALLOWANCE FOR LOAN LOSSES	9/30/2008	6/30/2008	9/30/2007	9/30/2008	9/30/2007

Balance, beginning of period	$8,128	$6,305	$4,520	$6,143	$4,081
Provision expense	3,200	2,775	210	6,215	520
Credit losses charged against allowance	(1,033)	(1,024)	(16)	(2,135)	(36)
Recoveries of loans previously charged off	55	72	6	127	155
Credit from purchase of Business First Bank	-	-	-	-	-
Balance, end of period	$10,350	$8,128	$4,720	$10,350	$4,720

Net (charge-offs) / recoveries	$(978)	$(952)	$(10)	$(2,008)
Net (charge-offs) recoveries / average loans outstanding	0.15%	0.14%	0.00%	0.30%
Allowance for loan losses / total loans outstanding	1.55%	1.23%	0.99%

	For the Quarters Ended			Percentage Change Vs.
NON-PERFORMING ASSETS	9/30/2008	6/30/2008	9/30/2007	6/30/2008	9/30/2007

Loans on non-accrual status	$22,390	$13,414	$641	66.9%	3393.0%
Loans more than 90 days delinquent, still accruing	-	93	-	-100.0%	-
Total non-performing loans	22,390	13,507	641	65.8%	3393.0%
Other real estate owned (OREO)	197	197	-	0.0%	-
Total non-performing assets	$22,587	$13,704	$641	64.8%	3423.7%

Total non-performing assets to total assets	2.87%	1.71%	0.11%	67.4%	2461.1%

	For the Quarters Ended			Percentage Change Vs.
DEPOSITS	9/30/2008	6/30/2008	9/30/2007	6/30/2008	9/30/2007

Non-interest bearing demand	$155,267	$168,589	$130,221	-7.9%	19.2%
Interest-bearing demand	71,601	83,387	56,931	-14.1%	25.8%
Regular savings accounts	22,484	23,067	21,606	-2.5%	4.1%
Money market accounts	175,659	187,345	137,039	-6.2%	28.2%
Total interest-bearing transaction & savings accounts	269,744	293,799	215,576	-8.2%	25.1%
Time deposits	144,011	141,903	150,513	1.5%	-4.3%
Brokered deposits	20,229	30,227	-	-33.1%	-

Total deposits	$589,251	$634,518	$496,310	-7.1%	18.7%

	Three Months Ended			Nine Months Ended
PROFITABILITY / PERFORMANCE RATIOS	9/30/2008	6/30/2008	9/30/2007	9/30/2008	9/30/2007
Operating efficiency	64.40%	66.31%	66.89%	67.55%	66.67%
Return on average equity	2.94%	3.84%	12.09%	5.41%	12.68%
Return on average tangible equity	3.71%	4.92%	13.54%	6.90%	14.25%
Return on average assets	0.27%	0.35%	1.12%	0.50%	1.16%
Other operating income to average assets	0.76%	0.89%	0.90%	0.81%	0.92%
Other operating expense to average assets	3.59%	3.81%	3.97%	3.83%	3.99%
Net interest income to average assets	4.81%	4.88%	5.04%	4.87%	5.06%
Non-interest income to total net revenue	13.71%	15.48%	15.16%	14.29%	15.39%

ASSET QUALITY AND CAPITAL RATIOS

Non-performing loans to total gross loans	3.36%	2.05%	0.13%
Non-performing loans as a % of ALLL	216.33%	166.18%	13.58%
Non-performing loans as a % of total assets	2.84%	1.69%	0.11%
Non-performing loans to primary capital	31.56%	19.06%	1.19%
Leverage ratio	9.01%	8.87%	10.69%
Tier I Risk-Based Capital Ratio	9.67%	9.66%	11.65%
Total Risk-Based Capital Ratio	10.92%	10.83%	12.58%

AVERAGE BALANCES AND RATES	For the Three Months Ended			Nine Months Ended
(dollars in thousands)	9/30/2008	6/30/2008	9/30/2007	9/30/2008	9/30/2007
Average investments	$60,474	$64,298	$38,166	$60,125	$39,964
Average federal funds sold	3,342	9,249	29,447	6,855	15,117
Average loans	667,441	656,917	466,749	649,511	468,007
Average earning assets	731,257	730,464	534,362	716,491	523,088
Average non-earning assets	65,230	67,083	46,858	65,028	52,443
Average for loan losses	(8,664)	(6,475)	(4,600)	(7,120)	(4,401)
Average assets	$787,823	$791,072	$576,620	$774,399	$571,130

Average non-interest bearing demand deposits	$155,582	$152,927	$133,432	$150,890	$137,706
Average interest bearing deposits	442,799	448,341	353,845	449,669	318,118
Average other borrowings	109,721	109,667	26,804	94,282	56,700
Average non-interest bearing liabilities	7,585	7,856	9,098	7,894	6,525
Average liabilities	715,687	718,791	523,179	702,735	519,049
Average equity	72,136	72,281	53,441	71,664	52,081
Average liabilities and equity	$787,823	$791,072	$576,620	$774,399	$571,130

Interest rate yield on loans	6.99%	7.18%	8.55%	7.31%	8.60%
Interest rate yield on investments	5.18%	4.99%	4.44%	4.98%	4.45%
Interest rate yield on federal funds sold	2.14%	1.96%	5.19%	2.53%	5.10%
Interest rate yield on interest earnings assets	6.82%	6.92%	8.07%	7.07%	8.18%
Interest rate expense on deposits	1.47%	1.48%	2.55%	1.67%	2.31%
Interest rate expense on other borrowings	2.91%	2.81%	6.08%	3.09%	5.93%
Interest rate expense on interest bearing liabilities	2.17%	2.15%	3.69%	2.38%	3.70%
Average equity to average assets	9.16%	9.14%	9.27%	9.25%	9.12%
Net interest margin	5.18%	5.28%	5.44%	5.26%	5.53%

NOTE: Transmitted on Prime Newswire on October 17, 2008 at 3:30 a.m. PDT